As filed with the Securities and Exchange Commission on September 1, 2009

Registration No. 333-143198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1655029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 200

Westminster, Colorado 80020

(303) 426-6262

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Paul L. Berns

President and Chief Executive Officer

Allos Therapeutics, Inc.

11080 CirclePoint Road, Suite 200

Westminster, Colorado  80020

(303) 426-6262

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James C. T. Linfield, Esq.

Brent D. Fassett, Esq.

Cooley Godward LLP

380 Interlocken Crescent, Suite 900

Broomfield, CO  80021

(720) 566-4000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock	—	—
Preferred Stock, par value $.001 per share	—	—
Depositary Shares	—	—
Debt Securities	—	—
Warrants	—	—
Units	—	—
Total	$150,000,000	$4,605	(4)

(1)   There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of depositary shares, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $150,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)   The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)   Pursuant to Rule 457(p) and Rule 415(a)(6) under the Securities Act, the registrant hereby offsets the total Registration Fee due under this Registration Statement by the amount of the filing fee associated with the unsold securities from the registrant’s registration statement on Form S-3, filed with the Commission on June 13, 2006 (SEC File No. 333-134965). The registrant had registered securities for a maximum aggregate offering price of $100,000,000 on Form S-3 as filed with the Commission on June 13, 2006. Of that amount, the registrant sold common stock for an aggregate offering price to the public of $54,000,000, leaving a balance of unsold securities with an aggregate offering price of $46,000,000; the associated filing fee of $4,922 for such unsold securities, calculated under Rule 457(o), is hereby used to offset the current Registration Fee due.  Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the June 13, 2006 registration statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(4)   Calculated pursuant to Rule 457(o) under the Securities Act.  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TERMINATION OF OFFERING AND REMOVAL OF SECURITIES FROM REGISTRATION

Allos Therapeutics, Inc., a Delaware corporation, (“Allos”), had originally registered the offer and sale of its common stock, preferred stock, depositary shares, debt securities, warrants and units (collectively, the “Securities”) in one or more offerings up to a total dollar amount of $150,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-143198) (the “Registration Statement”), the related base prospectus, issuer free writing prospectus and prospectus supplement as filed with the Securities and Exchange Commission (the “Commission”).

Pursuant to a Purchase Agreement, dated May 22, 2008, by and among Allos and the underwriters listed on Schedule A thereto, Allos sold 12,420,000 shares of its Common Stock at a price per share of $5.64, for aggregate proceeds of approximately $70,048,800.

Pursuant to a Purchase Agreement, dated March 31, 2009, by and among Allos and UBS Securities LLC, Allos sold 7,750,000 shares of its Common Stock at a price per share of $6.30, for aggregate proceeds of approximately $48,825,000.

Pursuant to an undertaking made in Item 17 of the Registration Statement, Allos hereby removes from registration the remaining $31,126,200 of its Securities covered by the Registration Statement, as only $118,873,800 of the Securities were sold under both of the Purchase Agreements.  Allos no longer wishes to maintain the registration of the unsold securities.  By filing this Post-Effective Amendment No. 1 to the Registration Statement, Allos hereby deregisters such unsold securities, as described above.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on 1st day of September, 2009.

ALLOS THERAPEUTICS, INC.

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this post effective amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	*	Chairman of Board of Directors and Director	September 1, 2009
Stephen J. Hoffman

	*	President, Chief Executive Officer and Director	September 1, 2009
	Paul L. Berns	(Principal Executive Officer)

	*	Vice President, Finance and Treasurer (Principal Financial	September 1, 2009
	David C. Clark	Officer and Principal Accounting Officer)

	*	Director	September 1, 2009
Michael D. Casey

	*	Director	September 1, 2009
Stewart Hen

	*	Director	September 1, 2009
Jeffrey R. Latts

	*	Director	September 1, 2009
Jonathan S. Leff

	*	Director	September 1, 2009
Timothy P. Lynch

By:	/s/ Marc H. Graboyes		September 1, 2009
Marc H. Graboyes, Attorney-in-Fact

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